Exhibit 21

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Name Under Which the Subsidiary Does Business
Novatel Wireless, Inc.	Delaware
Novatel Wireless Technologies, Ltd.	Alberta, Canada
Novatel Wireless Solutions, Inc.	Delaware
Novatel Wireless (Italy) S.r.l.	Italy
Novatel Wireless (UK) Ltd	United Kingdom
Novatel Wireless Australia Pty Ltd	Australia
Novatel Wireless Asia Ltd	Hong Kong
Novatel Wireless (Shanghai) Co. Ltd.	China
Novatel Wireless Technologies, Ltd.	Canada
Enfora, Inc.	Delaware
R.E.R. Enterprises, Inc.	Oregon	Feeney Wireless
Inseego North America, LLC	Oregon
Feeney Wireless IC-Disc, Inc.	Delaware
Ctrack Holdings (Pty) Ltd	South Africa
DigiCore Electronics (Pty) Ltd	South Africa
DigiCore Properties (Pty) Ltd	South Africa
Ctrack SA (Pty)	South Africa
DigiCore Financial Services (Pty) Ltd	South Africa
Ctrack Fleet Management Solutions (Pty) Ltd	South Africa
Integrated Fare Collections Services (Pty) Limited (IFCS)	South Africa
Dedical (Pty) Ltd	South Africa
Fleet Connect (Pty) Ltd	South Africa
Ctrack Mzansi (Pty) Ltd	South Africa
DigiCore Brands (Pty) Ltd	South Africa
DigiCore Cellular (Pty) Ltd	South Africa
DigiCore International (Pty) Ltd	South Africa
DigiCore Investments (Pty) Ltd	South Africa
DigiCore Technology (Pty) Ltd	South Africa
Ctrack International Holdings Ltd	United Kingdom
Ctrack Europe Holdings Limited	United Kingdom
Ctrack UK Ltd	United Kingdom
Ctrack Ireland Ltd	Ireland
Ctrack E. Eur. Holdings Limited	United Kingdom
Ctrack Deutschland GmbH	Germany
Ctrack Ltd	United Kingdom
DigiCore Europe BV	Netherlands
Ctrack Benelux BV	Netherlands
Ctrack Polska Sp z o.o.	Poland
DigiCore International Holdings BV	Netherlands
Ctrack New Zealand Limited	New Zealand
Ctrack Asia SDN BHD	Malaysia
Ctrack (Pty) Ltd	Australia
Ctrack Finance Ltd	United Kingdom
Ctrack Belgium BVBA	Belgium
Ctrack France SARL	France